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Exhibit 11.1

                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE

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

                                             Three months ended
                                                 March 31,
                                       ---------------------------
                                           2000           1999
                                       ------------   ------------
Weighted average number of
   common shares outstanding             14,535,781     13,481,441

Application of the "treasury stock"
   method to the stock benefit plans        234,498           --
                                       ------------   ------------
     Total common and common
       equivalent shares,
       assuming full dilution            14,770,279     13,481,441
                                       ============   ============

Net income (loss)                      $  9,393,000   $ (2,276,000)
                                       ============   ============

Net income (loss) per common share,
   assuming dilution                   $        .64   $       (.17)
                                       ============   ============

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The computation of basic net income per common share is not included because the computation can be clearly determined from the material contained in this report.